Exhibit 10.15

Harvard Institutes of Medicine 4 Blackfan Circle 8th Floor Boston, MA 02115	857.399.9500 info@tscanrx.com TScanRX.com

April 8, 2019

Henry Rath

Dear Henry,

We are pleased to offer you the full-time position of Chief Business Officer at TScan Therapeutics, Inc. (“TScan” or “Company”). You will be initially reporting directly to David Southwell, CEO. Your employment is contingent upon, the execution of the attached TScan PIIA (Non-Disclosure, Non-Competition and Assignment of Intellectual Property) and presentation of acceptable documentation for your eligibility to work in the United States (Form I-9). Your anticipated start date will be April 23, 2019.

You will earn a semi-monthly salary of $14,375.00 which when annualized is equivalent to $345,000.00 per year. This is an exempt position and not eligible for overtime compensation. Your compensation is subject to deductions for taxes and other withholdings as required by law. You will be eligible for an incentive performance bonus of 35% based on your earned annual salary. The final bonus amount is determined by Management and the Board of Directors and is dependent upon achievement of specific TScan corporate, team, and individual performance objectives.

You will be eligible to receive stock options, pursuant to the Company’s 2018 Stock Incentive Plan and vesting schedule for 547,263 shares of the Company’s common stock at a strike price equal to the value on your first date of employment. You will vest in 25% of the Option (with vesting commencing on the first date of employment) shares after 12 months of continuous service, and the balance will vest in equal installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement. Upon Change of Control, all outstanding options will vest immediately.

If you are subject to a Separation as the result of an Involuntary Termination (defined below), you will be entitled to the continuation of payment of your then-applicable Base Salary as severance, for six (6) months immediately following such termination (the “Monthly Severance Payments”), subject to execution of a general release of claims (the “Release”) against the Company. You must execute and return the Release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the Release on or before the Release Deadline, or if you revoke the Release, then you will not be entitled to the Monthly Severance Payments. However, if the 50-day period spans two calendar years, then the Monthly Severance Payments will commence or, if applicable, be paid on the first payroll date in the second calendar year following expiration of the applicable revocation period.

Harvard Institutes of Medicine 4 Blackfan Circle 8th Floor Boston, MA 02115	857.399.9500 info@tscanrx.com TScanRX.com

The Company’s obligation to make Monthly Severance Payments will cease immediately upon your acceptance of any salaried employment during any period in which the Company is obligated to make such payments, and you hereby agree to immediately inform the Company in the event that you have accepted any such salaried employment.

As a full-time employee you will be eligible for all company sponsored benefit plans. You will be eligible for our company’s flexible time off - policy (FTO) and are eligible for all official company holidays.

Please note that this constitutes an offer of at-will employment, which may be terminated by you or TScan at any time without notice, and with or without cause. This offer of employment does not create a contract of employment as to terms other than compensation for services actually provided and other terms expressly provided for in this letter. The terms of this offer may not be modified except by an express written agreement signed by the CEO or Chief Financial Officer of TScan. By signing this agreement, you confirm to TScan that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties.

Please indicate your written acceptance by signing the original copy of your offer letter below and returning it to me within seven (7) days of the date of this letter. Welcome to the TScan Team!

Sincerely,

/s/ David Southwell
David Southwell CEO

Accepted and agreed to:

/s/ Henry Rath
Henry Rath

Date: April 9, 2019

Harvard Institutes of Medicine 4 Blackfan Circle 8th Floor Boston, MA 02115	857.399.9500 info@tscanrx.com TScanRX.com

Defined Terms

“Cause” shall mean: (a) any material breach by you of any agreement to which you and the Company are both parties that is injurious to the Company; (b) negligence in the performance of, or substantial failure to perform, your services to the Company, which breach, negligence or failure, as applicable, is not cured within thirty (30) days following written notice by the Company; (c) commission by you of a felony or other crime involving moral turpitude; or (d) willful misconduct by you which has, or could reasonably be expected to have, a material adverse effect upon the business, interests or reputation of the Company.

“Change of Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization of 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity; or (b) the sale, transfer or other disposition of all or substantially all of the Company’s assets. A Change in Control shall not include: (i) a merger effected exclusively to change the domicile of the Company, (ii) any equity financing that does not constitute a Deemed Liquidation Event under the Company’s Amended and Restated Certificate of Incorporation, as may be amended from time to time, and (iii) a transaction in which the stockholders of the Company immediately prior to the transaction own 50% or more of the voting stock of the surviving corporation following the transaction.

“Involuntary Termination” means your Termination without Cause.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.